Exhibit 2.1

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, DATED AS OF December 22, 2003 (this “Agreement“), by and among Primus Knowledge Solutions, Inc., a Washington corporation (“Parent“), Amacis Group Limited, a corporation organized under the Companies (Tables A to F) Regulations (Northern Ireland) (Number NI 45134) (“Company“), each of the holders of shares in the share capital of Company (the “Shareholders”) and, solely for purposes of Article VII, Bryan Keating, as the agent for the Shareholders (“Holders’ Representative”).

RECITALS

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Parent, Company, the Shareholders and Holders’ Representative hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Sale and Purchase. Subject to the terms and conditions set forth herein, at Closing, as hereinafter defined, the Shareholders shall sell and Parent shall purchase all of the shares of the share capital of Company, comprised of Ordinary Shares, as defined in Section 2.1.2 (the “Company Shares”) beneficially owned by Shareholders free from any encumbrance and any equity or restriction and with all rights attached or accruing to them on and after the date of this Agreement. In connection therewith, Parent shall agree to deliver to each Shareholder that proportional amount of the Consideration, as such term is defined in Section 1.4 (the “Sale and Purchase”). The closing of the Sale and Purchase (the “Closing”) will take place on the date and time as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in any event, no later than the third business day after such satisfaction or waiver (the “Closing Date“), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another time, date or place is agreed to by Parent and Company.

1.2 Covenants for Title. Without prejudice to Clause 1.1, the Company Shares owned by the Shareholders shall be sold pursuant to the Sale and Purchase with full title guarantee. At the Closing, each Shareholder shall deliver to Parent an Investment and Sale Agreement, substantially in the form as Exhibit 1.2 (the “Investment and Sale Agreement”) which shall contain, in addition to certain representations for securities laws purposes described in Section 1.11, customary representations and warranties by the Shareholder as to their ownership and free transferability of the Company Shares.

1.3 Waiver of Pre-Emption and Other Rights. In connection with the Purchase and Sale, each Shareholder severally waives:

(a) all pre-emption rights in respect of the Company Shares;

(b) any other rights which restrict the transfer of the Company Shares; and

(c) any other rights or claims against any director or employee of Company on such Shareholder in relation to his, her or its ownership of the Company Shares whether by the Articles of Association of Company, by agreement or otherwise.

1.4 Consideration. Subject to the remaining provisions of this Article, the Consideration for the sale of all of each Company Share shall be the issuance by Parent in accordance with this Agreement of 0.6023 shares of Parent’s common stock, par value $.025 per share, (“Parent Common Shares“), such Parent Common Shares shall be issued to each Shareholder in accordance with such Shareholders’ percentage ownership of the Company Shares (the “Consideration”). Schedule 1.4 details the number of Parent Common Shares to be issued to each Shareholder at the Closing, together with such amounts which will be withheld pursuant to the Escrow Agreement, as such term is defined in Section 1.6. Schedule 1.4 also details the Parent Common Shares that will be issued upon exercise of Company Options, as defined and described under Section 1.8 below. The information regarding number of Company Shares outstanding shall be derived from the Spreadsheet, as such term is defined in Section 3.16.

1.5 Fractional Securities. No fraction of a Parent Common Share will be issued in connection with the Purchase and Sale. In lieu of such issuance, all Parent Common Shares issued to the Shareholders shall be rounded up to the closest whole Parent Common Share.

1.6 Escrow Securities. To secure claims by Parent for indemnification pursuant to Article VII, 133,916 of the Parent Common Shares issuable to those Shareholders set out on Exhibit 1.1 to the Escrow Agreement shall be held in escrow (“Escrow Shares”) pursuant to the Escrow Agreement substantially in the form attached as Exhibit 1.6 (“Escrow Agreement”).

1.7 No Partial Closing. Parent shall not be obliged to complete the Purchase and Sale of any of the Company Shares unless and until the sale and purchase of all the Company Shares can be completed.

1.8 Stock Options.

1.8.1 Assumption by Parent. At the Closing, each of the then outstanding options to purchase Employee Ordinary Shares of the Company (“Company Options”) issued pursuant to the Amacis Group Limited 2003 Enterprise Management Incentive Scheme (the “Company Option Plan”) shall, by agreement with the holder thereof, be assumed by Parent and converted into an option to purchase that number of Parent Common Shares as set forth on Schedule 1.4 (rounded to the nearest whole number of Parent Common Shares) at an exercise price per Parent Common Share as set forth on Schedule 1.4. Each Company Option assumed by Parent hereunder shall be exercisable upon, and otherwise be subject to, the same terms and conditions as under the Company Option Plan, the applicable option agreement issued thereunder and any other plan or agreement pertaining to the exercisability or any other term of such Company Option.

1.8.2 Registration. Parent shall cause the Parent Common Shares issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, as soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing, on Form S-8 promulgated by the SEC or, in the event that Form S-8 is not available under the applicable rules and regulations of the SEC for Parent Common Shares, on Form S-3 promulgated by the SEC for the portion of such shares not registrable on Form S-8, and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding. With respect to those individuals, if any, who subsequent to the Closing will be subject to the reporting requirements under Section 16(a) of the 1934 Act (as defined in Section 1.12.3), Parent shall administer Company Options assumed pursuant to this Section 1.8 in a manner that complies with Rule 16b-3 promulgated by the SEC under the 1934 Act. All Company employee holders of Company Options will be subject to the Parent’s Insider Trading Policies which restricts trading in Parent Common Shares to certain time periods each quarter.

1.8.3 Notice; Reservation of Shares. As soon as practicable after the Closing, Parent shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall comply with the terms of all such Company Options and shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the assumed Company Options.

1.9 Delivery of Certificates. Either with the Information Statement or within three (3) business days after the Closing, Parent will mail to each holder of Company Shares that is entitled to receive Parent Common Shares pursuant to Section 1.4 (i) a letter of transmittal in customary form and containing such provisions as may be reasonably required by Parent or Parent’s exchange agent to comply with applicable laws to effect a transfer of such shares and (ii) instructions for use in effecting the surrender of stock certificates representing the Company Shares. Upon such surrender (or, if such stock certificates are lost or stolen, delivery of an affidavit to such effect), each such holder of Company Shares shall be entitled to receive a certificate or other documentation for the applicable number of Parent Common Shares such holder is entitled to pursuant to Section 1.4 less the number of Escrow Shares, if any, issuable to such holder. Parent shall use commercially reasonable efforts to cause its transfer agent to deliver the certificates representing the Parent Common Shares as promptly as reasonably practicable after receipt by Parent of the documentation set forth above. The delivery of the certificate or certificates representing the Escrow Shares shall be made pursuant to the terms of the Escrow Agreement.

1.10 No Further Ownership Rights in Company Shares. All Parent Common Shares issued on or after the Closing in exchange for the Company Shares in accordance with the terms hereof shall respectively be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. By their approval of this Agreement and acceptance of the Consideration, the holders of the Company Shares agree and confirm that the distribution of the Parent Common Shares as set forth in this Article I is in full satisfaction of all rights pertaining to such Company Shares under the Company’s Articles of Association or otherwise, and, other than as set forth in this Article I, no holder of Company Shares is entitled to any consideration in respect of such holder’s ownership of Company Shares. After the Closing there shall be no transfers on the stock transfer books of Company of such Company Shares, other than the transfer of the Company Shares to Parent pursuant to the terms set forth in this Article I.

1.11 Exemption from Registration . Parent shall issue the Parent Common Shares in reliance on Rule 506 under Regulation D and 903 under Regulation S under the United States Securities Act of 1933 (the “1933 Act“). The Investment and Sale Agreement will contain customary representations and warranties from each Shareholder as reasonably required by Parent and its counsel to ensure that the issuance of Parent Common Shares satisfies applicable exemptions under the above described Rules 506 and 903 of the 1933 Act.

1.12 S-3 Registration Statement.

1.12.1 Filing of Registration Statement. Either with the Information Statement delivered to Shareholders, or in any event, not later than ten (10) days after the Closing, Parent shall request in writing from the Shareholders information about the Shareholders that Parent reasonably requires to prepare the S-3 (as defined below). Not later than fifteen (15) days after all of the Shareholders provide Parent with the information requested to prepare the S-3 (or in the event that Parent is not eligible to use Form S-3 under the 1933 Act (or any successor to Form S-3), reasonably promptly after the date that Parent becomes eligible to use Form S-3 (or any successor to Form S-3) or any other available registration statement form under the 1933 Act), but in any event within forty five (45) days after the Closing, Parent shall prepare, and file with the Securities and Exchange Commission (the “Commission“) a registration statement on Form S-3 (or any successor to Form S-3 or any other available registration statement form) (such registration statement and the prospectus included therein being referred to as the “S-3“) for resale of Parent Common Shares issued in connection with the Purchase and Sale to the Shareholders (the “Registrable Securities“), provided that such Shareholders have executed the Investment and Sale Agreement and, if applicable to a Shareholder, the Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, if any Shareholder has not provided Parent with the information reasonably necessary for Parent to include such Shareholder in the S-3 within ten (10) days of the date Parent is otherwise required to file such S-3 hereunder (a “Delinquent Shareholder”), Parent will be under no obligation to prepare or file any amended S-3 or any other form or registration statement in order to attempt to register for resale such Delinquent Shareholder’s Parent Common Shares. Parent will not file with the Commission any registration statement on Form S-3 for any party other than the Shareholders (other than the preexisting and as yet not effective  S-3 concerning the Parent’s acquisition of Broad Daylight, Inc., 1933 Act No.: 333-110199) prior to filing the S-3 contemplated under this Section 1.12. Parent, in its sole discretion, shall be entitled to include in the S-3 securities to be sold on behalf of parties other than the Shareholders. In connection with the filing of the S-3 pursuant to this Section 1.12, Parent shall:

(1) prepare and file with the Commission such amendments and supplements to the S-3 and the prospectus used in connection with such S-3 as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of the Registrable Securities;

(2) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Shareholders may from time to time reasonably request;

(3) use its commercially reasonable efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Shareholders reasonably request;

(4) use its commercially reasonable efforts to cause all such Registrable Securities to be initially listed on each securities exchange or quoted on each inter-dealer quotation system on which the Parent Common Shares are then listed or quoted;

(5) pay all expenses incurred by Parent in connection with such registration, including but not limited to, registration and filing fees with the Commission, fees and expenses of compliance with securities or blue sky laws and fees and expenses incurred in connection with the listing or quotation of the Registrable Securities; and

(6) notify the Shareholders, promptly after it shall receive notice thereof, of the date and time the registration statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

Notwithstanding anything to the contrary in this Agreement, Parent may delay the filing of S-3 if: (i) in the good faith and reasonable judgment of the Board of Directors of Parent, such registration would be seriously detrimental to Parent, and the Board of Directors of Parent concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) Parent shall furnish to such Shareholders a certificate signed by the President of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement; provided, however, that Parent shall have the right to defer such filing for a period of not more than ninety (90) days, and, provided further, that Parent shall not defer its obligation in this manner more than once. Parent shall use commercially reasonable efforts to have the S-3 declared effective under the 1933 Act as promptly as practicable after such filing. Parent shall use commercially reasonable efforts to cause the S-3 to continue to be effective until the earlier to occur of (i) the second anniversary of the Closing and (ii) the date that all Shareholders have either disposed of or have the ability to dispose of all their Registrable Securities within a single three (3) month period pursuant to Rule 144 of the 1933 Act (“S-3 Effective Period” ), and, during such period, to cause the registration statement and the prospectus contained therein to be updated as reasonably deemed necessary by Parent to enable the Shareholders to resell the Registrable Securities.

1.12.2 Suspension of Prospectus. Upon receipt of any notice (a “Suspension Notice”) from Parent of the happening of any event which makes any statement made in the S-3 or related prospectus untrue or which requires the making of any changes in such S-3 or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, each Shareholder shall forthwith discontinue disposition of shares pursuant to such S-3 until such Shareholder’s receipt of the copies of the supplemented or amended prospectus (which Parent shall use commercially reasonable efforts to prepare and distribute promptly) or until it is advised in writing (the “Advice”) by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus.

1.12.3 Indemnification. Any Shareholder selling stock registered under the S-3 shall indemnify Parent, its officers and directors, each underwriter and selling broker, if any, and each person, if any, who controls Parent, against liability (including liability under the 1933 Act and the Securities and Exchange Act of 1934 (“1934 Act”)) arising by reason of any statement contained in the S-3, that such Shareholder provided to Parent in writing explicitly for use in the S-3, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in the S-3, in the circumstances in which they are made, not be misleading. Parent shall indemnify each Shareholder selling stock registered under the S-3, each underwriter, selling broker, officer, director, partner, member, and shareholder of and person who controls each Shareholder, if any, against liability (including liability under the 1933 and 1934 Acts) arising by reason of any statement (other than a statement provided by any Shareholder as described above) in or incorporated by reference in the S-3 being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in the S-3, in the circumstances in which they are made, not be misleading. In addition, Parent shall indemnify each Shareholder selling stock registered under the S-3 each underwriter, selling broker, officer, director, partner, member, and shareholder of and person who controls each Shareholder, if any, against liability arising by reason of any violation by Parent of the 1933 Act or the 1934 Act or any rule or regulation promulgated thereunder applicable to Parent, or any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to Parent, relating to any action or inaction required of Parent in connection with the S-3.

Each party entitled to indemnification under this Section 1.12.3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense, and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.12.3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action

(and then only to the extent of such prejudice). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Any Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any claim or litigation brought against such Indemnified Party.

If the indemnification provided for in this Section 1.12.3 is for any reason not available to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as will as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or the alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The liability of a Shareholder under this Section 1.12.3 shall not exceed the proceeds from the offering received by such Shareholder, prior to deduction of any commissions, transfer taxes or other selling expenses incurred with respect to such sale.

1.12.4 Termination of Obligations. The obligations of Parent pursuant to this Section 1.12 shall expire on the earlier of (i) the sale or other disposition of all of the Registrable Securities (including Parent Common Shares released pursuant to the Escrow Agreement) or (ii) the termination of the S-3 Effective Period.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Company. Except as disclosed in the disclosure schedule attached hereto referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), Company represents and warrants to Parent as of the date hereof as follows (references to Company in this Agreement shall include all Subsidiaries of Company unless the context specifically indicates otherwise):

2.1.1 Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of Northern Ireland, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, “Business Condition” with respect to any entity shall mean the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity or entities including Subsidiaries taken as a whole. The Company Subsidiaries are Amacis Limited, Amacis Group Trustees Limited and Amacis Incorporated. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of incorporation, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. In this Agreement, a “Subsidiary” of any corporation or other entity means a corporation, partnership, limited liability company or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests which are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity and “prospects” shall mean events, conditions, facts or developments which are known to Company and which in the reasonable course of events are expected to have a material effect on future operations of the business as presently conducted by Company. Company has delivered or made available to Parent complete and correct copies of the Articles of Association and other primary charter and organizational documents (“Charter Documents”) of Company, in each case, as amended to the date hereof. The minute books and/or stock records of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Company and its Board of Directors, and all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock. The Company Disclosure Schedule contains a complete and correct list of the officers and directors of Company. All returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies have been duly delivered to such Registrar. The print of the Memorandum and Articles attached to the Disclosure Schedule is complete and up-to-date. All necessary company registers are complete and up-to-date.

2.1.2 Capital Structure.

(a) The authorized capital stock of Company consists of 2,500,000 ordinary shares, par value 1 pence per share (“Company Shares”) and 500,000 employee ordinary shares, par value 1 pence per share (“Employee Ordinary Shares”) of which as of the date hereof 2,050,001 Company Shares and no Employee Ordinary Shares are issued and outstanding. 450,000 Employee Ordinary Shares are reserved for issuance upon the exercise of outstanding Company Options pursuant to the Company Option Plan. There are no outstanding equity securities of the Company nor any outstanding options, warrants and other securities convertible into, or exchangeable for equity securities of the Company other than the Company Shares and no Company Shares are held by Company in its treasury.

(b) All outstanding Company Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter (“Company Voting Debt“) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

(c) Financial Services and Markets Act 2000. Company does not carry on, nor does it purport to carry on, nor has it at any time since 28 April 1988 carried on, or purported to carry on, in the United Kingdom investment business within the meaning of Section 1, Financial Services Act 1986 or any regulated activity within the meaning of section 22, Financial Services and Markets Act 2000 nor has it contravened any provision of either of those acts.

2.1.3 Authority. The execution, delivery, and performance of this Agreement by Company has been duly authorized by all necessary corporate action of the Board of Directors of Company. Certified copies of the resolutions adopted by the Board of Directors of Company approving this Agreement and the Purchase and Sale have been, or at the Closing will be, provided to Parent. Company has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

2.1.4 Compliance with Laws and Other Instruments. Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities, (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold, or have held, would not have, or have had, a material adverse effect on Company’s Business Condition. There are no violations or claimed violations known by Company of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement by Company nor the performance by Company of its obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties, assets of Company, or Company Shares pursuant to, any of the Charter Documents or any material agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which Company is a party or by which Company or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively “Consents”) by any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for such other Consents set forth in the Company Disclosure Schedule, if any, which if not obtained or made would not have a material adverse effect on Company’s Business Condition.

2.1.5 Technology and Intellectual Property Rights.

(a) The “Company Intellectual Property” consists of the following:

(i) all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Company;

(ii) all goodwill associated with trademarks, trade names service marks and trade dress owned by Company;

(iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein owned by Company;

(iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Company;

(v) all other tangible or intangible proprietary information and materials owned by Company; and

(vi) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing),

conducted. Company Intellectual Property described in clauses (i) to (v) above is referred to herein as “Company Owned Intellectual Property” and Company Intellectual Property described in clause (vi) above is referred to herein as “Company Licensed Intellectual Property”. Unless otherwise noted, all references to “Company Intellectual Property” shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b) The Company Disclosure Schedule lists: (i) all patents, registered copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Company; (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto; (iv) all Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off the shelf,” commercially available, third party products used by the Company); and (v) any obligations of exclusivity, noncompetition, nonsolicitation, or first negotiation with respect to Company Intellectual Property to which Company is subject under any agreement that does not fall within the ambit of (iii) or (iv) above.

(c) The Company Intellectual Property consists solely of items and rights that are either: (i) owned by Company, (ii) in the public domain (provided that no rights under open source, GNU or similar type licenses are held or used by the Company), or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company’s current and anticipated future activities and has or had all rights in the Company Intellectual Property reasonably necessary to carry out Company’s former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Owned Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which Company is a party or otherwise bound. Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property.

(e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by Company and its Licensees or any other authorized exercise of rights in or to the Company Owned Intellectual Property by Company or its licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the authorized use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Licensed Intellectual Property by Company or its licensees or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by Company or its licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes any intellectual property or other proprietary or personal right of any person, have been asserted or are threatened by any person nor are there any valid grounds for any bona fide claim of any such kind. To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

(f) No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

(g) The Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or royalty-free, perpetual, worldwide, unrestricted licenses of any such work or other rights to Company and has provided or made available true and complete copies of such assignments or licenses to Parent.

(h) The Company Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements.

2.1.6 Financial Statements. Company has delivered to Parent (i) an audited balance sheet dated as of March 31, 2003 together with an audited statement of operations and cash flows for the fiscal year ended March 31, 2003 in respect of Amacis Holdings Limited (on a consolidated basis), and (ii) in respect of the Company, an unaudited balance sheet together with an unaudited statement of operations and cash flows as of November 30, 2003 (such materials referred to in (i) and (ii) are collectively referred to as the “Financial Statements”). Such

Financial Statements: (i) are in accordance with the books and records of Company, (ii) present fairly, in all material respects, the financial position of Company as of the date indicated and the results of its operations for each of the periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (except that they do not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in magnitude) and (iv) report turnover (i.e., gross revenue) of 1,936,776£ for the year ended March 31, 2003. There are no material off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for either in the Financial Statements or the Company Disclosure Schedule. The liabilities of Company were incurred in the ordinary course of Company’s business except as otherwise indicated in the Company Disclosure Schedule. Attached hereto as Schedule 2.1.6 is a pro forma balance sheet for the Company as of the Closing Date (the “Pro Forma Closing Balance Sheet”) that has been prepared on a basis consistent with the Financial Statements. Each of the liability line items set forth in the Pro Forma Closing Balance Sheet presents the Company’s good faith estimates of each of the projected amount of such liability as of December 19, 2003 (including, for contested amounts, the projected amount to be paid or payable pursuant to a final judgment or settlement).

2.1.7 Taxes. Neither Company nor any of its predecessors in interest, failed to timely file any United Kingdom or United States federal, state, local and/or any foreign tax returns, reports and information statements, including without limitation P.A.Y.E and N.I.C. (collectively, “Returns”) required to be filed by it, which Returns are correct and complete in all material respects, or failed to timely pay all taxes required to be paid as shown on such Returns. Company has fully accrued on the Financial Statements all of its unpaid taxes in respect of all periods through the date of such Financial Statements in accordance with generally accepted accounting principles. No deficiencies or adjustments for any tax have been claimed, proposed or assessed, or threatened of which the Company has received notice or to the best knowledge of the Company. No claim has been made by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction of which the Company has received notice or to the best knowledge of the Company. Company has not been subject to tax audit or examination and is not subject to any pending or threatened tax audit or examination and Company has not waived any statute of limitation with respect to the assessment of any tax which waiver remains in effect. For the purposes of this Agreement, the terms “tax” and “taxes” shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other similar governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties, except to the extent that the same arises by reason of any failure or delay on the part of the Parent in paying over to the relevant body or authority any tax payment hereunder by the Shareholder. Company has provided or made available to Parent copies of all Returns, information, statements, reports, work papers and other tax data reasonably requested by Parent. No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof.

There are no liens for taxes upon the assets of Company except for taxes that are not yet due and payable. Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person, and has timely paid all such amounts withheld to the proper taxing authority.

Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor does Company have any knowledge that the IRS (or other taxing authority) has proposed; or is considering, any such change in accounting method. Company is not a party to any agreement, contract, or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law. None of the assets of Company is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is tax exempt under Section 103 of the Code. Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Purchase and Sale. Company is not a party to any agreement, contract or arrangement that would cause Company to hold less than “substantially all” of its assets (within the meaning of Section368 (a)(2)(E) of the Code) after the Closing.

To the Company’s knowledge, the Company has properly operated the P.A.Y.E. system.

2.1.8 Absence of Certain Changes and Events. Since March 31, 2003, there has not been:

(a) Any transaction involving more than $15,000 entered into by Company other than in the ordinary course of business; any change (or any development or combination of developments of which Company has knowledge which is reasonably likely to result in such a change) in Company’s Business Condition, other than changes in the ordinary course of business which in the aggregate have not been materially adverse to Company’s Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Company due to fire or other casualty, or any other loss, whether or not insured, amounting to more than $15,000 in the aggregate;

(b) Any declaration, payment, or setting aside of any dividend or other distribution to or for the holders of any Company Shares;

(c) Any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company’s Business Condition;

(d) Any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statements as of June 30, 2003, in the ordinary course of business; or

(e) Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company.

2.1.9 Real Property. Neither Company nor any predecessor in interest of Company has ever (a) been party to any real property leases or subleases or (b) held any other interest in real property.

2.1.10 Personal Property. Company has good and valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise (but excluding Company Intellectual Property), reflected on the balance sheet included in the Financial Statements or used in Company’s business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since March 31, 2003 in the ordinary course of business. Company owns no computer equipment or other personal property having a book value of $5,000 or more, which are used by Company in the conduct of its business. All such equipment and property are in operating condition and fit for their intended use.

2.1.11 Certain Transactions. None of the directors, officers, or shareholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Company’s officers or directors has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of Company, or any supplier, distributor or customer of Company, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

2.1.12 Litigation and Other Proceedings. Neither Company nor any of its officers, directors, or, employees is a party to any pending or to the knowledge of the Company, threatened action, proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company which individually or in the aggregate would be materially adverse to Company. Company is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Company’s Business Condition.

2.1.13 No Defaults. Company is not, nor has Company received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Articles of Association of Company or any comparable governing instrument of Company; (ii) any judgment, decree or order applicable to Company; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Company.

2.1.14 Major Contracts. Company is not a party to or subject to:

(a) Any union contract, or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee;

(b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, or the like;

(c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

(d) Any OEM agreement, distribution agreement, volume purchase agreement, corporate end user sales or service agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract $25,000 or pursuant to which Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

(e) Any lease for real or personal property in which the amount of payments which Company is required to make on an annual basis exceeds $10,000;

(f) Any material agreement, license, franchise, permit, indenture or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the Closing, or the consummation of the transactions contemplated hereby or thereby;

(g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $15,000 or more;

(h) Any material license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users in the ordinary course of business consistent with prior practice); or

(i) Any contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area.

All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Company Disclosure Schedule pursuant to this Section 2.1.14 are valid and in full force and effect and Company has not, nor has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

2.1.15 Material Relations. As of the date of this Agreement, none of the parties to any of the major contracts identified in the Company Disclosure Schedule pursuant to Section 2.1.14 have terminated, or expressed to the Company an intent to materially reduce or terminate the amount of its business with Company in the future.

2.1.16 Insurance and Banking Facilities. The Company Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Company in force at the date of this Agreement (including name of insurer or indemnitor) and (ii) the names and locations of all banks in which Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Company with respect to any such contracts of insurance or indemnity have been paid, and Company does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

2.1.17 Employees. Company is not a party to any pending, or threatened, labor dispute. At the date hereof, Company has approximately 25 employees. Company has complied in all material respects with all applicable United Kingdom and United States federal, state, and local laws, ordinances, rules and regulations and requirements relating to employment, labor and personal services, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person arising out of Company’s status as employer or contractor, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge or otherwise. All employees of Company are employed at will and may be terminated by Company at any time and for any reason, and such termination will create no contractual or other right to salary or compensation after the effective time of such termination. Company does not have any written contract of employment or other agreement with any of person providing services to Company that is not terminable at will by Company without further monetary or other liability. Company has the right unilaterally to change or eliminate all compensation, benefits and personnel policies applicable to employees. Company is in full compliance with and has not violated the terms and provisions of any applicable United Kingdom, United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens. Company has not been the subject of any inspection or investigation relating to its compliance with or violation of immigration laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with such laws, nor is any such proceeding, pending or threatened. At or before closing Company shall have a valid Form I-9 (Employment Eligibility Verification Form) for each Company employee and all other records, documents or other papers that are required under applicable law. Company is not a party to or subject to any (a) union contract, collective bargaining agreement or any employment contract or arrangement (other than “at-will” employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, contractor or employee; or (b) plan or contract or arrangement, written or oral, providing for contractual or discretionary bonuses, pensions, deferred compensation, retirement or redundancy payments, profit-sharing, or the like.

2.1.18 Employee Benefit Plans. Each employee benefit plan (“Plan”) covering active, former, or retired employees of Company is listed in the Company Disclosure Schedule. Company has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, and the annual reports (Form 5500) filed with the IRS with respect to the three most recent plan years. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the Code. Any Plan intended to be qualified under Section 401(a) of the Code either is the subject of a favorable determination, opinion, notification or advisory letter from the IRS as to its qualified status under the Code or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain such a letter from the IRS, and nothing has occurred since the issuance of the most recent favorable determination letter issued by the IRS with respect to any such Plan that could reasonably be expected to cause the loss of the tax-qualified status of such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, for which an exemption is not available, has occurred with respect to any Plan. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no pending or anticipated (by Company) claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action, or other litigation has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions (other than customary advance notice requirements) on the rights of Company to amend or terminate any Plan without incurring any material liability thereunder. Company has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no amendments to, written interpretations of, or announcements (whether or not written) by Company relating to, or changes in employee participation or coverage under, any Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to such Plan for the most recent fiscal year included in the Financial Statements. Company does not have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Company has administered the Company Option Plan(s) and other executive compensation Plans in a manner which will not result in a compensation charge against earnings or the loss of deductions for federal and state income tax purposes.

The Company has not been a party to any agreement, arrangement or understanding for the provision by the Company of any relevant benefits (as defined in Section 612(1) of the Taxes Act, but as if the exception contained in that Section were omitted) for any employee, or for any dependant of any such person in connection with which the Company is or may become liable to make any payment.

2.1.19 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Company (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company under any Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.1.20 Guarantees and Suretyships. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters). Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

2.1.21 Brokers and Finders. Company has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

2.1.22 Certain Payments. Neither Company nor any Shareholder or any other person or entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any “off-book” bank or cash account or “slush fund”, or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.1.23 Disclosure. Neither the representations or warranties made by Company in this Agreement, nor the Company Disclosure Schedule or any other certificate executed and delivered by Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.1.24 Reliance. The foregoing representations and warranties are made by Company with the knowledge and expectation that Parent is placing reliance thereon.

2.1.25 Data Protection Act 1988. The Company is in material compliance with the Data Protection Act 1988 and there are no outstanding or threatened claims involving any alleged violation of such Act.

2.2 Representations and Warranties of Parent. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Parent to Company simultaneous with the execution of this Agreement and is attached hereto (the “Parent Disclosure Schedule”), Parent represents and warrants to Company as follows:

2.2.1 Organization, Standing and Power; Capital Structure. Parent is a corporation duly organized and validly existing under the laws of Washington. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. The Company’s capital structure is as set out in its SEC Documents, with outstanding shares having been increased from the last such filing by Parent Common Shares having been issued on option exercises.

2.2.2 Authority. The execution, delivery, and performance of this Agreement by Parent has been duly authorized by all necessary corporate action of Parent. Parent has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may therefor be brought.

2.2.3 Compliance with Laws and Other Instruments. Neither the execution and delivery of this Agreement by Parent nor the performance by Parent of its obligations under this Agreement will violate any provision of law or will conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance or restriction upon any of the properties, assets, or shares of capital stock of Parent pursuant to any charter document of Parent or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Parent is a party or by which Parent or any of their assets are bound or affected. No Consent of any Governmental Entity or third party is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby, except for such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on Parent’s Business Condition.

2.2.4 Financial Statements and SEC Documents. All documents filed with the Commission by Parent (including without limitation Parent’s Registration Statement on Form S-1 with respect to its initial public offering, as declared effective by the Commission, and Parent’s other reports or registration statements filed by it under the 1933 Act, or under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, in the form filed with the Commission (collectively the “SEC Documents“), as of the date filed, (a) complied in all material respects as to form and timing with the applicable requirements under the 1933 Act or the 1934 Act and the rules and regulations thereunder, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Commission, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments) and fairly present the financial position of Parent as and at the date thereof and the results of its operations and cash flows for the periods then ended. Since September 30, 2003, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent, liquidated or unliquidated, known or unknown) except liabilities, obligations and contingencies (a) which are reflected in the consolidated balance sheet of Parent at September 30, 2003, or (b) which (i) were incurred in the ordinary course of business since September 30, 2003 and consistent with past practices, (ii) are disclosed in the SEC Documents filed since September 30, 2003 or (iii) would not individually or in the aggregate have a material adverse effect on Parent. Since September 30, 2003, except as described in any SEC Documents, there has been no change in any of the significant accounting policies, practices or procedures of Parent except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws. The description of the Parent Common Shares included in the SEC Documents are, as of the time made, accurate and complete and contain no material misstatement or omit to state any fact necessary to make the statements therein not misleading. Since September 30, 2003, Parent has timely filed all documents required to be filed with the Commission pursuant to the 1934 Act. There are no “legal proceedings,” as defined in Item 103 of Regulation S-K, to which Parent or any of its subsidiaries is a party which are required to be disclosed in the SEC Documents and have not been so disclosed.

2.2.5 Capital Shares. The Parent Common Shares issuable in the Purchase and Sale will be, at the time of Closing, duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Investment and Sale Agreement will be validly issued in compliance with all applicable securities laws, fully paid, nonassessable and not subject to any preemptive rights. The authorized, issued and outstanding capital shares of Parent are as set forth in the SEC Documents as of the dates of the financial statements or other information included in the SEC Documents. Since September 30, 2003, there has been no material change to the issued and outstanding capital shares of Parent other than the issuances of shares of Parent common stock under Parent’s Employee Stock Purchase Plan and Stock Option Plan.

2.2.6 Disclosure. Neither the representations or warranties made by Parent in this Agreement, nor the final Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, nor the SEC Documents when taken together, contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.2.7 Brokers or Finders. Parent has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Parent, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Purchase and Sale, this Agreement or any transaction contemplated hereby that would result in a claim against Company or its shareholders.

2.2.8 Reliance. The foregoing representations and warranties are made by Parent with the knowledge and expectation that Company is and the Shareholders are placing reliance thereon.

ARTICLE III

COVENANTS OF COMPANY

During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Closing (or later where so indicated), Company agrees (except as expressly contemplated by this Agreement, as specifically permitted by the Company Disclosure Schedule or otherwise permitted by Parent’s prior written consent, which consent will not be unreasonably withheld or delayed):

3.1 Conduct of Business.

3.1.1 Ordinary Course. Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall consult with Parent regarding its business activities during the term of this Agreement. Company shall promptly notify Parent of any event or occurrence or emergency which is not in the ordinary course of business of Company and which is material and adverse to Company’s Business Condition. The foregoing notwithstanding, Company shall not, except as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed):

(a) enter into any commitment or transaction (i) to be performed over a period longer than six months in duration, or (ii) to purchase assets (other than raw materials, supplies, or cash equivalents) for an aggregate purchase price in excess of $5,000;

(b) grant any bonus, severance, or termination pay to any officer, director, independent contractor or employee of Company;

(c) enter into or amend any agreements pursuant to which any other party is granted marketing, publishing or distribution rights of any type or scope with respect to any hardware or software products of Company;

(d) except in the ordinary course of business consistent with prior practice, enter into or terminate any material contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures authorizations, instruments or commitments, or amend or otherwise change the terms thereof;

(e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement;

(f) materially modify existing discounts or other terms and conditions with dealers, distributors and other resellers of Company’s products;

(g) materially modify the terms and conditions of existing corporate end user licenses or service agreements or enter into new corporate end user licenses or service agreements except in the case of agreements presently being negotiated where such agreements do not require the Company to provide hosted services for more than six months;

(h) accelerate the vesting or otherwise modify any Company Option, restricted stock, or other outstanding rights or other securities;

(i) distribute or sell any asset or other valuable right of Company to any Shareholder, director, employee or consultant; or

(j) issue any equity security of Company (other than pursuant to the exercise of options and warrants set forth on Schedule 2.1.2) or grant any option, warrant and other security convertible into, or exchangeable for equity securities of Company.

3.1.2 Dividends, Issuance of or Changes in Securities. Company shall not: (i) declare or pay any dividends on or make other distributions to its shareholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Company to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by outstanding Company Options or Company Preferred Shares, (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or (v) propose any of the foregoing.

3.1.3 Charter Documents. Company shall not amend its Charter Documents.

3.1.4 No Acquisitions. Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to make any such acquisition.

3.1.5 No Dispositions. Company shall not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business consistent with prior practice.

3.1.6 Indebtedness. Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

3.1.7 Compensation. Company shall not adopt or amend any Plan or pay any pension or retirement allowance not required by any existing Plan. Company shall not enter into or modify any employment contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries and other remuneration for which Company is obligated pursuant to a written agreement a copy of which has been provided or made available to Parent.

3.1.8 Claims. Company shall not settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice.

3.2 Access to Properties and Records. Throughout the period between the date of this Agreement and the earliest of the Closing or the termination of this Agreement, Company shall give Parent and its representatives full access, during reasonable business hours but in such a manner as not unduly to disrupt the business of Company, to its premises, properties, contracts, commitments, books, records, and affairs, and shall provide Parent with such financial, technical, and operating data and other information pertaining to its business as Parent may reasonably request. With Company’s prior consent, which shall not be unreasonably withheld or delayed, Parent shall be entitled to make appropriate inquiries of third parties in the course of its investigation. All information disclosed by Company to Parent shall be subject to the terms of the Mutual Non-Disclosure Agreement dated as of October 30, 2003 entered into between Parent and Company (the “Confidentiality Agreement“).

3.3 Breach of Representations and Warranties. Except as specifically permitted by this Agreement, Company will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.1 or that would cause any of such representations and warranties to be inaccurate in any material respect, in each case as of the date hereof and as of the Closing Date. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Company will give detailed notice thereof to Parent and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

3.4 Consents. Company will promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the transactions contemplated by this Agreement.

3.5 Tax Returns. Company shall promptly provide Parent with copies of all Returns that are filed on or after the date hereof and prior to the Closing Date. Company shall properly and timely file all Returns with respect to Company required to be filed prior to the Closing Date (taking into account any extension of time to file granted with respect thereof) and shall pay all taxes required to be paid prior to the Closing Date. All such Returns shall be prepared consistent with past practice to the extent consistent with applicable law, and all such income tax Returns shall be subject to the approval of Parent, which shall not be unreasonably withheld or delayed. Company shall (i) notify Parent promptly if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Parent a copy of any written materials received from the taxing authority and any related Company information reasonably requested by Primus in connection therewith), and (iii) take no action with respect to such matter without the consent of Parent, which consent shall not be unreasonably withheld or delayed. Company shall not (x) make or revoke any tax election which may adversely affect Company, (y) execute any waiver of restrictions on assessment of any tax, or (z) enter into any agreement or settlement with any taxing authority with respect to any tax, each without the approval of Parent which shall not be unreasonably withheld or delayed.

3.6 Intentionally Omitted.

3.7 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, Company shall not (and each shall use its commercially reasonable efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction“), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Parent or its representatives concerning Company’s business or properties or afford to any person other than Parent or its representatives or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information (and then only after giving prior notice to Parent), (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated by this Agreement; provided, however, that if the Board of Directors of Company determines in good faith, based on the written advice of outside counsel a copy of which is delivered to Parent, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Shareholders under applicable law, Company, in response to a written proposal with respect to an Acquisition Transaction that was (a) unsolicited or that did not otherwise result from a breach of this Section 3.7, and (b) is reasonably likely to lead to a Superior Proposal (as defined below), may (I) furnish non-public information with respect to Company to the person who made such written proposal with respect to an Acquisition Transaction and (II) participate in negotiations regarding such written proposal with respect to an Acquisition Transaction. For purposes hereof, a “Superior Proposal“ shall mean a proposal with respect to an Acquisition Transaction that the Board of Directors of Company, in good faith, based on the advice of outside legal counsel, determines to be more favorable than the Parent’s offer. Company will notify Parent immediately if it is contacted by any third party with respect to an Acquisition Transaction and provide Parent with reasonably detailed information regarding such proposal, except if Company is prohibited from doing so under the terms of a non-disclosure agreement to which Company is a party as of the date of this Agreement and which is listed on the Company Disclosure Schedule.

3.8 Intentionally Omitted.

3.9 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Company shall promptly advise Parent of any and all material events and developments concerning its financial position, results of operations, assets, liabilities, or business or any of the items or matters concerning Company covered by the representations, warranties, and covenants of Company contained in this Agreement.

3.10 Shareholder Recommendation. Unless this Agreement is terminated in accordance with its terms, the Board of Directors of Company shall unanimously recommend to the Shareholders that each Shareholders agree to the terms of this Agreement and execute this Agreement, the Investment and Sale Agreement, and the Escrow Agreement.

3.11 Commercially Reasonable Efforts. Company will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

3.12 Final Closing Date Balance Sheet. Prior to Closing, Company will prepare and cause to be attached to this Agreement as Schedule 3.12 a final balance sheet for Company as of the Closing Date (the “Final Closing Balance Sheet”). The Final Closing Balance Sheet will be reasonably acceptable to Parent and shall be prepared by Company on a basis consistent with the Financial Statements and the Pro Forma Closing Date Balance Sheet. Each of the liability line items set forth in the Final Closing Balance Sheet will present as of the Closing Date, in a materially accurate manner the actual amount of such liability (including, for contested amounts, the final amount paid or payable pursuant to a final judgment or settlement). Company represents that there will be no material off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for either in the Final Closing Balance Sheet or the Company Disclosure Schedule.

3.13 Intentionally Omitted.

3.14 Disposition of Assets. Company shall not enter into any agreement, contract or arrangement that would cause Company to hold less than “substantially all” of its assets within the meaning of Section 368(a)(2)(E) of the Code).

3.15 Investment and Sale Agreements. Company shall use commercially reasonable efforts to cause all Shareholders to enter into Investment and Sale Agreements and such other documents as may be reasonably required by Parent to determine such holder’s qualification as either (i) a non “U.S. Person” as such term is defined in Rule 902 under the Securities Act of 1933 or (ii) an “accredited investor,” as that term is defined in Rule 501 under the Securities Act of 1933, as amended. Such Investment and Sale Agreements shall include, in addition to customary representations and warranties and restrictions for compliance with securities laws, and provisions prohibiting each Shareholder from transferring or encumbering Parent Common Shares on the following schedule: No Parent Common Shares may be transferred or encumbered at the time of receipt; one-half (1/2) of the Parent Common Shares issued to each Shareholder may be transferred or encumbered following the three (3) month anniversary of the S-3 Effective Date and one-half (1/2) of the Parent Common Shares issued to each Shareholder may be transferred or encumbered following the six (6) month anniversary of the S-3 Effective Date.

3.16 Spreadsheet. Not less than two days prior to the Closing, Company shall deliver a spreadsheet (the “Spreadsheet”) which Spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of Company as of the Closing and which shall separately list, as of the Closing, (a) all holders of Company Shares and their respective addresses on the stock transfer records of the Company, (b) the number of shares of Company Shares held by such persons (including whether such shares are Ordinary Shares or Employee Ordinary Shares), and the respective certificate numbers, if applicable, (c) the date of acquisition of such shares, (d) the number of Parent Common Shares to which each holder of Company Shares is entitled at the Closing and the number which shall be held in escrow pursuant to the Escrow Agreement and (e) such other information relevant thereto or which Parent or its transfer or exchange agent may reasonably request.

3.17 Employment Matters. Company shall use commercially reasonable efforts to cause each of the employees identified on Schedule 3.17 to execute and deliver to Parent an offer letter and the documents and agreements attached thereto, including the Employee Proprietary Information and Inventions Agreement and the General Release Agreement, in the forms attached as Exhibit 3.17 (collectively, the “Offer Letter Documents”), and shall promptly inform Parent if any such employee shall have taken any action or expressed to the officers or directors of Company any intent to terminate or modify any such Offer Letter Documents.

3.18 Escrow Agreements. The Company shall use commercially reasonable efforts to cause each of the Shareholders to execute and deliver to Parent an Escrow Agreement.

ARTICLE IV

COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (or later where so indicated), Parent agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent):

4.1 Breach of Representations and Warranties. Parent will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 2.2 or which would cause any of such representations and warranties to be inaccurate in any material respect, in each case as of the date hereof and as of the Closing Date. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to Company and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

4.2 Regulation S and D. Parent shall provide the Shareholders with the information relating to Parent as required by Regulations S and D of the 1933 Act in an Information Statement which has been distributed to the Shareholders along with this Agreement for consideration. In addition, Parent will use all commercially reasonable efforts to assist Company in submitting to the Shareholders information and documents relating to Parent, its business and operations. If at any time prior to the Closing any event relating to or affecting Parent shall occur as a result of which it is necessary to supplement or amend such information or documents in order to make such information or documents not misleading in light of the circumstances existing at the time of the Closing, Parent will forthwith prepare and distribute an amendment or supplement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.3 Consents. Parent will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the transactions contemplated by this Agreement.

4.4 Efforts. Parent will use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent, the Shareholders and Company each agree to take the following actions after the Closing.

5.1 Form 8-K. Company and its officers prior to the Closing agree to assist Parent, its auditors and counsel, after the Closing, in the preparation of a Form 8-K disclosing the transactions contemplated by this Agreement.

5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; and, the Shareholders (and not Company) shall bear the negotiating, corporate governance and related closing fees and expenses of third party accountants and counsel to Company in excess of 70,000£ which were incurred in connection with this Agreement and the transactions contemplated hereby from the date of the term sheet relating to this Agreement and such transactions. Any such fees and expenses in excess of 70,000£ shall be a charge against the Escrow Shares as an Indemnifiable Amount under Article VII.

5.3 Additional Agreements. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

5.4 Public Announcements. Neither Parent nor Company shall disseminate (and Company shall use all reasonable efforts to ensure that its shareholders do not) any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this

Agreement, to the attorneys and accountants of the parties hereto, or except as Parent determines in good faith to be required by the federal securities laws after consultation with Company) without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed. It is anticipated that a mutually acceptable joint press release shall be issued promptly after the execution of this Agreement.

5.5 Intentionally Omitted.

5.6 Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Returns for Company which are due to be filed after the Closing Date in a timely manner.

5.7 Certain Taxes. Each of the Shareholders agree that all transfer, documentary, sales, use, value added, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Company will join in the execution of any such Returns and other documentation. Notwithstanding the foregoing in this Section 5.7, Parent will make all stamp duty payments concerning the purchase of all Company Shares hereunder in the United Kingdom of 0.5% of the Consideration hereunder.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Purchase and Sale. The respective obligation of each party to effect the Purchase and Sale and to consummate the actions required to be performed by it in connection with the Closing shall be subject to the satisfaction prior to the Closing Date of the following conditions:

6.1.1 Governmental Approvals. All Consents of Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Purchase and Sale or the other transactions contemplated hereby or on the Business Condition of Parent or Company.

6.1.2 No Restraints. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States or United Kingdom or Northern Ireland court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

6.2 Conditions of Obligations of Parent. The obligation of Parent to effect the Purchase and Sale are subject to the satisfaction of the following conditions unless waived by Parent:

6.2.1 Representations and Warranties of Company. The representations and warranties of Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Parent shall have received a certificate signed by the President of Company to such effect on the Closing Date.

6.2.2 Performance of Obligations of Company. Company shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Parent shall have received a certificate signed by the President of Company to such effect on the Closing Date.

6.2.3 Investment and Sale Agreement. Each of the Shareholders shall have executed an Investment and Sale Agreement, substantially in the form attached as Exhibit 1.2.

6.2.4 Certain Agreements. Each of the officers identified on Schedule 6.2.4 shall have executed and delivered to Parent a services agreement or amendment to an existing services agreement in a form reasonably acceptable to Parent, and no such officer shall have taken any action or expressed to the officers or directors of Company or Parent any intent to terminate or modify any such agreement.

6.2.5 Escrow Agreement. Counterpart signature pages to the Escrow Agreement shall have been executed and duly delivered to Parent by Company, each of the Shareholders set out in Exhibit 1.1 to the Escrow Agreement, the Holders’ Representative and the Custodian (as defined in the Escrow Agreement).

6.2.6 Legal Action. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the viability of such transactions.

6.2.7 Opinion of Company Counsel. Parent shall have received an opinion dated as of the Closing Date of Tughans Solicitors, counsel to Company, in a form reasonably acceptable to Parent.

6.2.8 Approvals and Consents. Parent shall have received duly executed copies of all third-party consents, approvals, assignments, waivers and authorizations set forth on Schedule 6.2.8 or other certificates contemplated by this Agreement or the Company Disclosure Schedule in form and substance reasonably satisfactory to Parent, except for such thereof as Parent and Company shall have agreed in writing shall not be obtained.

6.2.9 Termination of Rights and Certain Securities. Any warrants, options (other than the Company Options), convertible securities or other rights to purchase or acquire any securities of Company and any registration rights, rights of refusal, rights to any liquidation preference or redemption rights relating to any security of Company shall have been terminated and waived as of the Closing.

6.2.10 Delivery of Spreadsheet. Company shall have delivered the Spreadsheet in accordance with Section 3.16.

6.3 Conditions of Obligation of Company. The obligation of Company and each Shareholder to effect the Purchase and Sale and consummate the actions required to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions unless waived by Company and the Holders’ Representative:

6.3.1 Representations and Warranties of Parent. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this Agreement. For purposes of affirming the accuracy of the representations and warranties of Parent made as of the Closing, the term “SEC Documents” shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by Parent with the Commission after the date of this Agreement and prior to Closing.

6.3.2 Performance of Obligations of Parent. Parent shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, and Company shall have received certificates signed on behalf of Parent by an officer of Parent to such effect on the Closing Date.

6.3.3 Opinion of Parent’s Counsel. Company shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, special counsel to Parent, in a form reasonably acceptable to Company.

6.3.4 Legal Action. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Government Entity brought by any person, entity or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Company as a result of the transactions contemplated by this Agreement, or (ii) seeking to prohibit or impose any limitations on Company’s ownership or operation of all or any portion of its business or assets, or to compel Company to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by this Agreement which if successful would have a material adverse effect on the viability of such business or assets; provided that Company shall automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

6.3.5 Consents. Company shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule.

6.3.6 Escrow Agreement. Counterpart signature pages to the Escrow Agreement shall have been executed and delivered to Company by Parent and the Custodian (as defined in the Escrow Agreement).

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification Relating to Agreement.

7.1.1 Indemnification of Parent. Subject to Section 7.5, the Shareholders (other than Invest Northern Ireland) shall, severally but not jointly (it being understood that with respect to the Shareholders, the term “severally” means that each Shareholder’s total indemnification obligation shall be limited to such Shareholder’s pro rata share of the indemnification obligations of the Shareholders, with the understanding that such pro rata share shall be based upon the respective amount of consideration payable to such Shareholder under Section 1.4 hereof), agree to defend, indemnify, and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach, by Company or any Shareholder of any representation or warranty made by it contained in this Agreement (as modified or supplemented by the Company Disclosure Schedule) or in any certificate or other document delivered to Parent pursuant to the provisions of this Agreement, or (ii) the failure, partial or total, of Company or any Shareholder to perform any agreement or covenant required or contemplated by this Agreement to be performed by it. In the event that the Final Closing Balance Sheet of Company provided by Company to Parent pursuant to Section 3.12 reflects Net Liabilities of more than 464,126£, the amount of any such excess shall be deemed to be an Indemnifiable Amount under this Section 7.1. For purposes hereof, “Net Liabilities” shall mean total liabilities less deferred revenue, current assets and tech royalties as reflected on the Closing Date Balance Sheet. The obligations of any Shareholder to indemnify Parent shall be determined without regard to any right to indemnification to which any Shareholder may have in his or her capacity as an officer, director, employee, agent or any other capacity of Company and no Shareholder shall be entitled to any indemnification from Company for amounts paid hereunder. There shall be no right of contribution from Company or any successor to Company. Notwithstanding the foregoing, in no event shall there be multiple recovery for any Indemnifiable Amounts, and Parent shall not be entitled to recover from a Shareholder to the extent that such Shareholder has sought and received reimbursement for any Indemnifiable Amount under an insurance policy maintained by

Company prior to the Closing. There will be no claim made by Parent for indemnification under this Section 7.1.1 unless and until the aggregate amount of all such Indemnifiable Amounts hereunder exceeds $50,000, but thereafter, all Indemnifiable Amounts from the first dollar on shall be subject to claim and indemnity hereunder; provided, however, that the foregoing “tipping basket” threshold shall not apply to any amounts subject to indemnity hereunder as a result of the Company exceeding the expense cap set out in Section 5.2 above which shall be an Indemnifiable Amount from the first dollar of excess.

7.1.2 Indemnification of Shareholders. Subject to Section 7.5, Parent agrees to defend, indemnify, and hold each Shareholder harmless from and against, and to reimburse such Shareholder with respect to, any and all Indemnifiable Amounts of every nature whatsoever incurred by such Shareholder by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than such Shareholder) that if true, would constitute a breach, by Parent of any representation or warranty of Parent contained in this Agreement (as modified or supplemented by the Parent Disclosure Schedule) or in any certificate or other document delivered to Company pursuant to the provisions of this Agreement, (ii) the failure, partial or total, of Parent to perform any agreement or covenant required by this Agreement to be performed by Parent, or (iii) any action or omission by Parent, or its shareholders, affiliates, agents or representatives relating to this Agreement. In no event shall the liability of Parent to indemnify the Shareholders under this Section 7.1.2 exceed the value of the Parent Common Stock issued in connection with the Purchase and Sale valued on the Closing Date.

7.2 Third Party Claims.

7.2.1 Claims for which Parent is the Indemnified Party. With respect to any claims or demands by third parties upon which Parent is entitled to indemnification hereunder, other than claims or demands covered by Section 7.3, whenever Parent shall have received a written notice that such a claim or demand has been asserted or threatened, Parent shall notify the Holders’ Representative of such claim or demand and of the facts within Parent’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Holders’ Representative shall then have the right to contest, negotiate or settle any such claim or demand through counsel of their own selection, satisfactory to Parent and solely at their own cost, risk, and expense. Notwithstanding the preceding sentence, the Holders’ Representative shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. By way of illustration and not limitation it is understood that Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. Parent shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this Agreement. If the Holders’ Representative fails to give written notice to Parent of their intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Holders’ Representative that any such claim or demand has been made in writing and received by Parent, or if any such notice is given but any such claim or demand is not promptly contested by the Holders’ Representative, Parent shall have the right to satisfy and discharge the same by payment, compromise, or otherwise, in accordance with the procedures set forth in the Escrow Agreement.

7.2.2 Claims for which the Shareholders are the Indemnified Parties. With respect to any claims or demands by third parties upon which a Shareholder is entitled to indemnification hereunder, whenever any Shareholder shall have received a written notice that such a claim or demand has been asserted or threatened for which such Shareholder is entitled to seek indemnification under Section 7.1.2, such Shareholder shall notify Parent of such claim or demand and of the facts within such Shareholder’s knowledge that relate thereto within a reasonable time after receiving such written notice. Parent shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its own selection, and solely at its own cost, risk and expense.

7.3 Tax Contests. Notwithstanding any of the foregoing, Parent shall have the sole right to conduct any tax audit or other tax contest (“Tax Contest”) relating to or which may affect a Parent Return; provided, however, that Parent shall not settle any Tax Contest or otherwise compromise any issue that affect or may affect the tax liability of Company without prior written consent of the Holders’ Representative, which consent shall not be unreasonably withheld or delayed. In the event an Indemnifiable Amount is reasonably expected to arise out of any such Tax Contest, Parent will notify the Holders’ Representative and allow him to comment on any written submissions relating to any Indemnifiable Amounts. Parent will consult in good faith with the Holders’ Representative regarding the conduct of any such Tax Contest. Each of the Shareholders agrees to furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information and assistance relating to Company as is reasonably necessary for the preparation for any audit or Tax Contest and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.3.

7.4 Binding Effect. The indemnification obligations of each of the Shareholders and Parent contained in this Article VII are an integral part of this Agreement and the transactions contemplated by this Agreement in the absence of which neither Parent nor Company would have entered into this Agreement.

7.5 Limitations. The liability of the Shareholders or Parent for any breach of representation, warranty or covenant or any claim, cause of action or right of any nature in connection with this Agreement (including without limitation any claims for indemnification with respect to Sections 7.1, 7.2 and 7.3 hereof) shall be subject to the following limitations:

7.5.1 Time Limit. The provisions of this Article VII shall apply only to Indemnifiable Amounts which are incurred or relate to claims which are asserted or overtly threatened within one (1) year from the Closing Date; provided that the Holders’ Representative or Parent, as the case may be, shall have received notice of such claims on or prior to the first anniversary of the Closing; provided further that obligations of Shareholders, other than Enterprise Equity (NI) Limited, Viridian Growth Fund and BSTVCT2 PLC, for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions of Company will have no time limit.

7.5.2 Escrow. The sum of all Indemnifiable Amounts shall only be satisfied by, and the maximum amount of indemnification payments payable under this Article VII shall not exceed the consideration held by the Custodian pursuant to the Escrow Agreement (and for the avoidance of doubt as among the Shareholders, neither Enterprise Equity (NI) Limited, Viridian Growth Fund nor BSTVCT2 PLC shall incur any liability in respect to the foregoing), provided that the obligations of all Shareholders for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions by Company shall not be subject to the foregoing limitation.

7.5.3 Other Limitations on the Liability of Shareholders. In addition to the several nature of liability of Shareholders (under Section 7.1.1 above) and the twelve (12) month time frame applicable to claims for the named Shareholders (under Section 7.5.1 above), excluding the manner of treatment of the Parent shares held under the Escrow Agreement, a Shareholder’s obligation for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions by Company shall not exceed the value of the Parent Common Shares issued in connection with the Purchase and Sale valued on the Closing Date, if the Parent Common Shares received by such Shareholder have been sold at the time the payment of an Indemnifiable Amount is due. If the Parent Common Shares received by a Shareholder have not been sold at the time the payment of an Indemnifiable Amount is due by such Shareholder, such Shareholder may satisfy its obligation for the Indemnifiable Amount by returning to Parent for cancellation that portion (up to all) of the Parent Common Shares it received hereunder, applying a valuation to the Parent Common Shares equal to the value of the Parent Common Shares issued in connection with the Purchase and Sale valued on the Closing Date (without regard to the then current value of such Parent Common Shares).

7.6 Other Remedies. This Article VII shall set forth the sole and exclusive remedy and recourse of the parties for monetary damages arising from any claim, cause of action or right of any nature under this Agreement; provided, that nothing contained in this Article VII shall be in lieu of, or constitute a waiver of, any remedies in equity that any party may otherwise have for wrongful action by either of such parties. Notwithstanding anything herein to the contrary, the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.7 Tax Consequences. As stated in Sections 1.8 and 5.5, it is the intent of the parties that the Purchase and Sale is intended to be a “reorganization” within the meaning of Section 368 of the Code and a reconstruction within Section 135 of the UK Taxation of Chargeable Gains Act 1992, and no party shall take any position inconsistent with this interpretation. However no party or its counsel shall have any obligation, of indemnification or otherwise, in the event it is determined that the tax consequences differ from those intended other than as a result of a breach by any party of the covenant set forth in Section 5.5.

7.8 Holders’ Representative. The Shareholders hereby appoint Bryan Keating as the Holders’ Representative for purposes of this Agreement and the Escrow Agreement, and Holders’ Representative hereby accepts the appointment as the Holders’ Representative. Parent shall be entitled to deal exclusively with the Holders’ Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Holders’ Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by the Holders’ Representative, as fully binding upon such Shareholders. If the Holders’ Representative shall die, become disabled or otherwise be unable or unwilling to fulfill her responsibilities as agent of the Shareholders, then the Shareholders constituting the recipients of a majority in interest of the Parent Common Shares issued in connection with the Purchase and Sale shall, within twenty (20) days after such death, disability or resignation, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. If the successor is appointed as described herein, no notice to any other Shareholder shall be required. Any such successor shall become the “Holders’ Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Holders’ Representative at any time, all references herein to the Holders’ Representative shall be deemed to refer to the Shareholders who shall act by the consent or approval by Shareholders constituting a majority in interest of the Parent Common Shares issued in connection with the Purchase and Sale. If the successor is appointed as described herein, no notice to any other Indemnitor shall be required. The Shareholders shall jointly and severally indemnify the Holders’ Representative and hold the Holders’ Representative harmless against any loss, liability or expense incurred without recklessness, bad faith or intentional misconduct on the part of the Holders’ Representative and arising out of or in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Holders’ Representative. The Shareholders hereby agree to pay the costs and expenses of the Holders’ Representative in connection with the acceptance and administration of the Holders’ Representative’s duties hereunder. Notwithstanding the foregoing sentence, as set forth in the Escrow Agreement, the Holders’ Representative shall be reimbursed for such reasonable costs and expenses by making claims against the Escrow Shares from time to time as such costs and expenses are incurred, provided that not more than fifty percent (50%) of the Escrow Shares shall be subject to such claims.

7.9 Invest Northern Ireland.

For the avoidance of doubt, the provisions of this Article VII shall not apply to Invest Northern Ireland.

ARTICLE VIII

TERMINATION

8.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Parent and Company.

8.2 Termination by Parent. This Agreement may be terminated by Parent alone, by means of written notice to Company, if there has been a material breach by Company of any of its representations, warranties, covenants or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (10) ten business days following receipt by Company of notice of such breach.

8.3 Termination by Company. This Agreement may be terminated by Company alone, by means of written notice to Parent, if (i) there has been a material breach by Parent of any representation, warrant, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (10) ten business days following receipt by Parent of notice of such breach or (ii) Company’s Board of Directors determines that it is required to accept a Superior Proposal in order to fulfill its fiduciary duties.

8.4 Outside Date.

8.4.1 In the event that the Closing has not occurred on or prior to January 16, 2004 as a result of the conditions specified in Section 6.1 or 6.2 not having been satisfied, this Agreement may be terminated by Parent alone by means of written notice to Company.

8.4.2 In the event that the Closing has not occurred on or prior to January 16, 2004 as a result of the conditions specified in Sections 6.1, 6.3.1, 6.3.2, 6.3.3 or 6.3.4 not having been satisfied, this Agreement may be terminated by Company alone by means of written notice to Parent.

8.5 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in this Article, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, the Shareholders or Company, or their respective officers or directors, except that (i) the provisions of Sections 4.4, 5.2, 9.2 and 9.11, and the Confidentiality Agreement, and any other confidentiality agreement between the parties shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement and the Confidentiality Agreement between the parties, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to the conflicts of laws provisions therein). Each of Company and the Shareholders consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington.

9.3 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand; (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) on the first day after such notice is sent by a nationally recognized overnight express courier, specifying next day delivery; or (iv) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient’s facsimile machine) of receipt by the recipient of such notice:

If to Parent or Sub:	Primus Knowledge Solutions, Inc. 1601 Fifth Avenue, Suite 1900 Seattle, Washington 98101 Attention: Ronald M. Stevens Telephone No.: (206) 834-8100 Facsimile No.: (206) 834-8111

With a copy to:	Preston Gates & Ellis LLP 925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158 Attention: Gary J. Kocher Telephone No.: (206) 623-7580 Facsimile No.: (206) 623-7022

If to Company:	Amacis Group Limited Falcon Road Belfast BT12

Attention: Tom Montgomery Telephone No.: +4428 9087 2000 Facsimile No.: +4428 9087 2001

With a copy to:	Tughans Solicitors Marlborough House 30 Victoria Street, Belfast BT1 3GS Attn: John-George Willis Telephone No.: +4428 9055 3300 Facsimile No: +4428 9055 0097

If to Holders’ Representative:	Bryan Keating 4 Lonsdale Court Newtownabbey BT37 0FA UK Telephone No.: +44 28 9036 5535

With a copy to:	Tom Montgomery 20 Konver Heights Banbridge BT32 4HX UK Telephone No.: +44 28 4062 5794

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3.

9.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

9.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall survive the Closing Date; provided that such survival shall terminate one (1) year from the Closing.

9.6 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment in violation of this Section 9.6 shall be void and shall entitle the other party to this Agreement to terminate this Agreement at its option.

9.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page – Share Purchase Agreement in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party. The exchange of signature pages by facsimile or portable document format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.9 Extension, Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used therein shall be deemed in each case to be followed by the words “without limitation.” The “knowledge of,” “the best of knowledge of,” or other derivations of “know” with respect to any party means the actual knowledge of an individual who is serving as a director or officer of that party assuming the exercise of reasonable inquiry. The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11 Confidentiality. Company agrees to use their commercially reasonable efforts to keep confidential and not to disclose to third parties (except to shareholders, employees, and Company advisors for the purposes of evaluating and consummating the transactions contemplated by this Agreement) the terms and conditions of this Agreement specifically including without limitation the number of Parent Common Shares to be issued and to advise all Company officers, directors, employees and shareholders of this obligation. Notwithstanding the foregoing, after having given prior notice to Parent, the holders of the Company Shares may disclose such terms and conditions as is reasonably necessary to comply with applicable laws, regulations, or government rules, or orders of any court or governmental entity. To the extent that this Section 9.11 is inconsistent with, or conflicts with, any term or terms, of the Confidentiality Agreement, the Confidentiality Agreement shall govern.

9.12 Third Parties. No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, but this does not effect any right or remedy of a third party which exists or is available apart from under that Act.

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SIGNATURE PAGE – SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, Parent, Company, each Shareholder and, solely for purposes of Article VII, Holders’ Representative, have executed this Agreement as of the date first written above.

PRIMUS KNOWLEDGE SOLUTIONS, INC.	AMACIS GROUP LIMITED

By //s//	By //s//
Michael Brochu Chief Executive Officer and President	Name Thomas Montgomery Title Director

Solely for purposes of Article VII: HOLDERS’ REPRESENTATIVE

By //s//

Name Bryan Keating

SHAREHOLDERS:

Amacis Holdings Limited	Enterprise Equity (NI) Limited	Clarendon Fund Nominees Limited (on its own behalf and on behalf of Viridian Growth Fund Limited Partnership

By //S//	By //S//

Qubis Limited

By //S//		By //S//

SIGNATURE PAGE – SHARE PURCHASE AGREEMENT, continued

SHAREHOLDERS:

British Smaller Technology Companies VCT2 PLC	Invest Northern Ireland	Amacis Group Trustees Limited, on behalf of all individual shareholders under Management Agreement Power of Attorney

By //S//	By //S//	By //S//